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                                                     EXHIBIT 2(b)
                            AGREEMENT

     AGREEMENT made this 25th day of October, 1995 between Jerome Kalishman residing at 11445 Conway Road, St. Louis Missouri 63131 (hereinafter referred to as the "Vice Chairman"), and Insituform Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the "Corporation").

                      W I T N E S S E T H:

     WHEREAS, the Corporation has entered into an Agreement and Plan of Merger dated as of May 23, 1995 (hereinafter referred to as the "Merger Agreement") with Insituform Mid-America, Inc., a Delaware corporation (hereinafter referred to as "IMA"), and ITI Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Corporation (hereinafter referred to as "Acquisition Sub"), pursuant to the terms and subject to the conditions of which the Corporation has agreed to the merger of Acquisition Sub into IMA, as a result of which IMA will become a wholly-owned subsidiary of the Corporation; and

     WHEREAS, it is a condition to the closing under the Merger
Agreement that the parties hereto execute and deliver this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, the Vice Chairman hereby agrees with the Corporation as follows:

                            SECTION I

     During the Term (as hereinafter defined), ITI shall engage and the Vice Chairman shall serve as Vice Chairman of the Board of Directors of the Corporation. The Corporation acknowledges that the duties to be performed by the Vice Chairman under this Agreement do not require him to serve on a full-time basis and that the Vice Chairman will not be available to serve on a full-time basis.

                           SECTION II

     A. Subject to the provisions of this Agreement hereinafter contained, for purposes of this Agreement the period (herein referred to as the "Term") of the Vice Chairman's obligations under
Section I hereof shall commence on the date hereof and shall continue for a period expiring on December 9, 1998, or until such other date prior thereto on which the Vice Chairman's engagement terminates pursuant hereto.

     B. If the Vice Chairman shall, during the Term fail to perform his duties under this Agreement owing to illness or other incapacity which shall continue for a period of more than six

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months, the Corporation shall have the right to terminate the Term as of a date to be specified in a notice to that effect, whereupon the Vice Chairman shall continue to receive his retainer at the rate provided in Section III up to the last day of the Corporation's regular payroll accounting period in which such termination shall take effect.

     C. The Term may further be terminated, at the option of the Corporation, upon ten days' prior written notice, for "cause" (as hereinafter defined).

     D. In the event of the Vice Chairman's death during the Term, the Term shall terminate immediately and the Vice Chairman's legal representatives shall be entitled to receive his retainer at the rate provided in Section III up to the last day of the Corporation's regular payroll accounting period in which his death shall occur.

     E. The Vice Chairman shall have the right, upon at least 60 days' written notice delivered to the Corporation, to terminate the Term.

                           SECTION III

     A. The Corporation hereby agrees to pay, and the Vice Chairman hereby agrees to accept, as full compensation for the services to be rendered by him under Section I hereunder, an annual fee of $100,000, payable in equal installments at the end of such regular payroll accounting periods as are established by the Corporation, or in such other installments upon which the parties hereto shall mutually agree.

     B. The Corporation shall reimburse the Vice Chairman for reasonable and necessary expenses incurred by him on behalf of the Corporation in the performance of his duties hereunder during the Term, provided that such expenses are adequately documented in accordance with the Corporation's then customary policies. During the Term, the Vice Chairman shall, to the extent such plans permit coverage of the Vice Chairman thereunder in accordance with the terms thereof generally applicable, be entitled to participate at the Corporation's expense in the Corporation's group medical, life and accident insurance plans or, if not so eligible, the Vice Chairman shall receive from the Corporation, at its expense, coverage substantially similar thereto. The Vice Chairman shall receive the use of the automobile heretofore provided to him by IMA, for his activities hereunder (and with a reasonably similar replacement vehicle at the expiration of the lease therefor). During the Term, the Corporation shall furnish to the Vice Chairman office facilities appropriate to his performance hereunder and secretarial assistance in connection therewith.

                           SECTION IV

     A. The Vice Chairman shall hold in absolute secrecy and treat confidentially all Confidential Material (as hereinafter

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defined), and not disclose, reproduce, publish, distribute or by any other means disseminate, in whole or in part, any Confidential Material, except as shall be authorized by the Disclosing Party (as hereinafter defined). The Vice Chairman shall not in any manner use for his benefit or for the benefit of others any Confidential Material, except as shall be authorized by the Disclosing Party.

     B. Subsequent to the date hereof and for a period (hereinafter referred to as the "Covenant Term") expiring at the later of (x) two years after the termination or expiration of all service rendered by the Vice Chairman to the Corporation or any of its Affiliates (as hereinafter defined), whether as employee, consultant, director or otherwise, unless any such termination shall be effectuated by the Corporation or any Affiliate without "cause" (as hereinafter defined), or (y) five years after the date of this Agreement, the Vice Chairman shall not engage, directly or indirectly, whether as principal, agent, distributor, representative, stockholder or otherwise, in any activities which are in any way competitive with the business conducted by the Corporation or any Affiliate thereof, within any territory in which the Corporation or any Affiliate, directly or indirectly, conducts such business.

     C. The Vice Chairman hereby assigns to the Corporation the entire right, title and interest in and to any and all inventions, trade secrets, improvements, plans and specifications: (i) which he alone, or in conjunction with others, may make, conceive or develop; and (ii) which relate to or derive from any subject matter or problem with respect to which the Vice Chairman shall have become informed by reason of his relations with the Corporation or any Affiliate, or to any product or process involved in the business of the Corporation or any Affiliate.

     D. The Vice Chairman further agrees that he will promptly disclose fully to the Corporation the aforesaid inventions, trade secrets, improvements, plans and specifications and will at any time render to the Corporation such reasonable cooperation and assistance (excluding financial assistance) as the Corporation may deem to be advisable in order to obtain copyrights or patents, as the case may be, on or otherwise perfect or defend the Corporation's rights in each such invention, trade secret, improvement, plan or specification, including, but not limited to, the execution of any and all applications for copyrights or patents, assignments of copyrights or patents and other instruments in writing which the Corporation, its officers or attorneys may reasonably deem necessary or desirable, and the aforesaid obligation shall be binding on the assigns, executors, administrators and other legal representatives of the Receiving Party.

     E.   For purposes of this Agreement: (i) "Confidential
Material" shall mean any and all information furnished to the Vice Chairman, whether before or after the date hereof, by the

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Corporation, any Affiliate, or any of their respective licensees, or any of their respective employees, directors, agents or representatives (each herein referred to as a "Disclosing Party"), or acquired, received, developed or learned by the Vice Chairman in the course of his relations with any Disclosing Party or relating to the business and affairs of the Corporation or any Affiliate, or any licensee thereof, or to any product or process involved in the business of the Corporation or any Affiliate, or the proprietary plans, policies, business or affairs of any Disclosing Party; provided, however, that the term "Confidential Material" shall not include information which:

          (x) becomes or has become generally available to the public other than as a result of a disclosure by the Vice Chairman;

          (y) was available to the Vice Chairman on a non-confidential basis prior to its disclosure to the Vice
     Chairman by the Disclosing Party; or

          (z) becomes available to the Vice Chairman on a non-confidential basis from a source other than the Disclosing Party, provided that such source is not bound by a confidentiality agreement with the Disclosing Party;

(ii) "Affiliate" shall mean any person or entity directly or indirectly controlled by the Corporation; and (iii) "cause" shall mean the Vice Chairman's neglect of duties, breach of his engagement with the Corporation , conflict of interest, or refusal to follow directives of the Board of Directors of the Corporation, in each case (if such matter is susceptible of correction) if not corrected within ten days after written notice thereof by the Corporation to the Vice Chairman (or if such correction may not reasonable be completed within such period, if diligent efforts to effectuate such correction shall not have been initiated within such period and continued through and completed within 30 days of such notice); or conviction of a crime.

     F. In view of the irreparable harm and damage which would be incurred by the Corporation or any Affiliate, or any other Disclosing Party, in the event of any violation by the Vice Chairman of any of the provisions hereof, the Vice Chairman hereby consents and agrees that, if he violates any such provisions, the Corporation or any Affiliate, or (with respect to such secrecy or non-use obligations) such other Disclosing Party, shall be entitled to an injunction or similar equitable relief to be issued by any court of competent jurisdiction restraining the undersigned from committing or continuing any such violation.

                            SECTION V

     The Vice Chairman hereby represents, warrants and covenants that:

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     A.   He is duly authorized to execute and deliver this
Agreement and to perform his covenants and agreements hereunder. When executed and delivered by him, this Agreement shall constitute his valid and legally binding agreement enforceable against him in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors' rights and by limitations on the availability of equitable remedies.

     B. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate any law, rule, regulation, writ, judgment, injunction, decree, determination, award, or order of any court or governmental agency or instrumentality, domestic or foreign, or conflict with or result in any breach of any of the terms of or constitute a default under or result in the termination or for the creation of any mortgage, deed of trust, pledge, lien security interest or other charge or encumbrance of any nature pursuant to the terms of any contract or agreement to which he is a party or by which he or any of his assets or properties is bound.

                           SECTION VI

     A. All notices, requests, instructions or documents hereunder shall be in writing and delivered personally or sent by registered or express mail, postage prepaid, as follows:

          (i)  if to the Vice Chairman:

               Jerome Kalishman
               11445 Conway Road
               St. Louis, Missouri  63131

               with a copy to:

               Thomas Litz, Esq.
               Thompson & Mitchell
               One Mercantile Center
               St. Louis, Missouri 63101

          (ii) to the Corporation:

               1770 Kirby Parkway
               Suite 300
               Memphis, Tennessee 38138

               with a copy to:

               Howard Kailes, Esq.
               Krugman, Chapnick & Grimshaw
               Park 80 West - Plaza Two
               Saddle Brook, New Jersey 07663

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or to such other address as either party may designate by written notice to the other party. If delivered personally, the date on which such notice, request, instruction or document is delivered shall be the date on which such delivery is made, and if delivered by mail, the date on which deposited in the mail. Each notice, request, instruction or document shall bear the date on which it is delivered.

     B. This Agreement is personal as to the Vice Chairman and shall not be assignable by the Vice Chairman. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns and legal representatives and (with respect to any secrecy or non-use obligations) any other Disclosing Party.

     C. This Agreement constitutes the complete understanding between the parties hereto with respect to the transactions contemplated herein, no statement, representation, warranty or covenant has been made by either party hereto except as expressly set forth herein and therein, and no modification hereof shall be effective unless in writing and signed by a party against which it is sought to be enforced.

     D. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee applicable in the case of agreements made and to be performed entirely within such State.

     E. It is the intention of the Vice Chairman and the Corporation that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought, but that the unenforceability of any provisions of this Agreement shall not render unenforceable, or impair, the remainder of this Agreement. Accordingly, if any provision hereof is determined to be invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision and to alter the remainder of this Agreement in order to render it valid and enforceable.

     F. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

                              INSITUFORM TECHNOLOGIES, INC.

                              By s/William A. Martin
                                --------------------------------

                              VICE CHAIRMAN:

                              s/Jerome Kalishman
                              ---------------------------------
                              Jerome Kalishman